Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS THIRD QUARTER RESULTS AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – October 26, 2018 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) recorded net income of $33.44 million and diluted earnings per share of $1.75 for the nine months ended September 30, 2018, compared to $26.13 million and $1.47, respectively, for the nine months ended September 30, 2017, reflecting increases of $7.31 million, or 28%, and $0.28 per share, or 19%, respectively.

For the same nine-month periods, the Company’s total revenue increased $12.14 million when comparing the 2018 nine-month period to the 2017 nine-month period. Of the total revenue increase, $9.00 million (or 74%) was provided by increased wealth management fee income.  Douglas L. Kennedy, President and CEO, said “Increased wealth management business and income has been driven by our Strategy.  Such fee income provides a more stable and predictable revenue stream than other sources of income.”

For the quarter ended September 30, 2018, the Company recorded net income of $10.72 million and diluted earnings per share of $0.56, compared to $10.21 million and $0.56 for the same three-month period last year. The 2018 quarter included $319,000 of severance expense related to the elimination of select positions; $340,000 of professional fees related to investment banking and other fees associated with the Lassus Wherley & Associates, P.C, (“Lassus Wherley”) acquisition; and $325,000 loss on sale of securities, principally related to a restructure of the investment portfolio, which will benefit future earnings. These three items reduced net income by $736,000 and reduced earnings per share by $0.04 for the 2018 quarter.

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

Year over Year Comparison

	Nine Months		Nine Months
	Ended		Ended
	September 30,		September 30,	Increase/
(Dollars in millions, except per share data)	2018 (1)		2017	(Decrease)
Net interest income	$85.78		$82.56	$3.22	4%
Provision for loan and lease losses	2.05		4.20	(2.15)	(51)
Net interest income after provision	83.73		78.36	5.37	7
Wealth management fee income	24.69		15.69	9.00	57
Other income	8.24		8.33	(0.09)	(1)
Total other income	32.93		24.02	8.91	37
Operating expenses	72.56		61.36	11.20	18
Pretax income	44.10		41.02	3.08	8
Income tax expense	10.66	(2)	14.89	(4.23)	(28)
Net income	$33.44		$26.13	$7.31	28%
Diluted EPS	$1.75		$1.47	$0.28	19%

Return on average assets annualized	1.04%		0.86%	0.18
Return on average equity annualized	10.43%		9.94%	0.49

(1)

The September 2018 nine months included results of operations of the Equipment Finance team hired in April 2017, Murphy Capital Management, acquired effective August 1, 2017, Quadrant Capital Management, acquired effective November 1, 2017, and Lassus Wherley acquired effective September 1, 2018.

(2)

The September 2018 nine months reflected the reduced Federal income tax rate due to the new tax law signed in December 2017.  The September 2018 nine months included a $458,000 reduction in income taxes, while the September nine months 2017 included a $662,000 reduction in income taxes, both associated with the vesting of restricted stock under ASU 2016-09. Also, the nine months ended September 2018 included a higher NJ state corporate income tax rate, as signed into law in July 2018, but effective back to January 1, 2018.

September 2018 Quarter Compared to Prior Year Quarter

	Three Months Ended		Three Months Ended
	September 30,		September 30,	Increase/
(Dollars in millions, except per share data)	2018 (1)(2)		2017	(Decrease)
Net interest income	$28.14		$29.99	$(1.85)	(6)%
Provision for loan and lease losses	0.50		0.40	0.10	25
Net interest income after provision	27.64		29.59	(1.95)	(7)
Wealth management fee income	8.20		5.79	2.41	42
Other income	2.78		3.04	(0.26)	(9)
Total other income	10.98		8.83	2.15	24
Operating expenses	24.28		21.96	2.32	11
Pretax income	14.34		16.46	(2.12)	(13)
Income tax expense	3.62	(3)	6.25	(2.63)	(42)
Net income	$10.72		$10.21	$0.51	5%
Diluted EPS	$0.56		$0.56	$-	0%

Return on average assets annualized	0.99%		0.97%	0.02
Return on average equity annualized	9.68%		11.09%	(1.41)

(1)

The September 2018 quarter included results of operations of Murphy Capital Management, acquired effective August 1, 2017, Quadrant Capital Management, acquired effective November 1, 2017, and Lassus Wherley acquired effective September 1, 2018.

(2)

The September 2018 quarter included $319,000 of severance expense related to the elimination of select positions; $340,000 of professional fees related to investment banking and other fees associated with the Lassus Wherley acquisition; and $325,000 loss on sale of securities, principally related to a restructure of the investment portfolio, which will benefit future earnings. These three items reduced net income by $736,000 EPS by $0.04, ROAA by 0.07%, and ROAE by 0.66%, for the 2018 quarter.

(3)

The September 2018 quarter reflected the reduced federal income tax rate due to the new tax law signed in December 2017. Also, the September 2018 quarter included a higher NJ state corporate income tax rate, as signed into law in July 2018, but effective back to January 1, 2018.

September 2018 Quarter Compared to Linked Quarter

	Three Months Ended		Three Months Ended
	September 30,		June 30,	Increase/
(Dollars in millions, except per share data)	2018 (1)(2)		2018	(Decrease)
Net interest income	$28.14		$29.24	$(1.10)	(4)%
Provision for loan and lease losses	0.50		0.30	0.20	67
Net interest income after provision	27.64		28.94	(1.30)	(4)
Wealth management fee income	8.20		8.13	0.07	1
Other income	2.78		3.61	(0.83)	(23)
Total other income	10.98		11.74	(0.76)	(6)
Operating expenses	24.28		24.94	(0.66)	(3)
Pretax income	14.34		15.74	(1.40)	(9)
Income tax expense	3.62	(3)	3.83	(0.21)	(5)
Net income	$10.72		$11.91	$(1.19)	(10)%
Diluted EPS	$0.56		$0.62	$(0.06)	(10)%

Return on average assets annualized	0.99%		1.11%	(0.12)
Return on average equity annualized	9.68%		11.11%	(1.43)

(1)	The September 2018 quarter included results of operations of Lassus Wherley acquired effective September 1, 2018.

(2)

The September 2018 quarter included $319,000 of severance expense related to the elimination of select positions; $340,000 of professional fees related to investment banking and other fees associated with the Lassus Wherley acquisition; and $325,000 loss on sale of securities, principally related to a restructure of the investment portfolio, which will benefit future earnings. These three items reduced net income by $736,000 EPS by $0.04, ROAA by 0.07%, and ROAE by 0.66%, for the 2018 September quarter.

(3)	The September 2018 quarter included a higher NJ state corporate income tax rate, as signed into law in July 2018, but effective back to January 1, 2018.

Douglas L. Kennedy, President and CEO, said, “I am pleased with our results given this challenging environment. Our strategy and business model, which includes a focus on wealth management and fee income, provides a strong base for future performance.” Mr. Kennedy went on to say, “We believe that during this challenging period we may have an opportunity to attract additional talent to the Company from larger bank competitors, given our client centric strategy and business model.”

Highlights for the quarter included:

•	Wealth Management remains integral to the strategy and provides a diversified, predictable, and stable source of revenue:
o

As previously announced, effective September 1, 2018, the Company completed its acquisition of Lassus Wherley, a registered investment advisor, headquartered in New Providence, NJ, which added approximately $550 million of assets under management and/or administration (“AUM/AUA”).

o

At September 30, 2018, the market value of AUM/AUA at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased $1.6 billion to $6.4 billion from $4.8 billion at September 30, 2017, reflecting growth of 33%.   The Quadrant Capital Management and Lassus Wherley acquisitions accounted for approximately $1.0 billion of the growth.

o

Fee income from the Private Wealth Management Division totaled $8.20 million for the quarter ended September 30, 2018, an increase of $2.41 million, or 42%, from $5.79 million for the quarter ended September 30, 2017.

o

Wealth management fee income, which comprised approximately 21% of the Company’s total revenue for the quarter ended September 30, 2018, contributed significantly to the Company’s diversified revenue sources.

o	In addition to wealth income, also contributing to the Company’s diversified revenue sources is fee income related to loan level, back-to-back swaps, and gain on sale of SBA loans.
•	The loan portfolio continues to shift from lower yielding multifamily to higher yielding commercial and industrial lending (including Equipment Finance):
o

Total commercial and industrial (“C&I”) loans at September 30, 2018 were $1.18 billion.  This reflected net growth of $335 million (40%) when compared to $846 million in C&I loans at September 30, 2017.

o

The Company continued to manage its balance sheet such that lower-yielding, primarily fixed rate multifamily loans decline as a percentage of the overall loan portfolio and higher-yielding, primarily floating rate or short duration C&I loans become a larger percentage of the overall loan portfolio. As of September 30, 2018, total C&I loans comprised 31% of the total loan portfolio, as compared to 23% a year earlier.  As of September 30, 2018, total multifamily loans comprised 34% of the total loan portfolio, as compared to 39% a year earlier.

o	The Bank’s concentration in multifamily and investor commercial real estate loans declined to 416% of risk-based capital at September 30, 2018 from 529% at September 30, 2017.
•	Deposits, funding, and interest rate risk continue to be actively managed:
o

Deposits totaled $3.66 billion at both September 30, 2018 and September 30, 2017.  Deposit growth of $136 million in the third quarter of 2018 and $36 million in the fourth quarter of 2017, was principally offset by $175 million of net decreases the first half of 2018 (as described fully last quarter, and as summarized below).

o

The Bank is a significant provider of depository services to its wealth and commercial clients.  During the first half of 2018, many of those clients reallocated funds to pay income taxes and to invest in other opportunities, both inside and outside of the Company.

o

Other decreases in the first half of 2018 were part of a program to manage the deposit base to achieve better economics. $125 million of listing service and brokered certificates of deposits matured during 2018. As the Company has noted previously, the Company has chosen to not participate in these programs at this time due to the higher current cost, and lack of a core customer. Additionally, the Company chose to exit certain large deposit relationships totaling approximately $90 million that it considered to be too volatile or that exposed the Company to increased operational risk.

o

The Company has actively managed its balance sheet to remain balanced (slightly asset sensitive to slightly liability sensitive), despite rising deposit betas and costs, which had been noted by the Company over the last several quarters, and as discussed later in this release.

o	The Company continues to have access to over $1 billion of available secured funding at the Federal Home Loan Bank.
•	Capital and asset quality continue to be strong.
o

Asset quality metrics continued to be strong at September 30, 2018.  Nonperforming assets at September 30, 2018 were $10.8 million, or 0.24% of total assets.  Total loans past due 30 through 89 days and still accruing were $2.5 million, or 0.07% of total loans at September 30, 2018.

o

The Company’s and Bank’s capital ratios at September 30, 2018 all increased significantly compared to the December 31, 2017 and September 30, 2017 levels. These capital positions were benefitted by net income, as well as capital generated through optional cash purchases in the Company’s Dividend Reinvestment Plan.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the September 2018 quarter, the Bank’s wealth management business generated $8.20 million in fee income compared to $8.13 million for the June 2018 quarter, and $5.79 million for the September 2017 quarter.

When compared to the September 2017 quarter, the September 2018 quarter included three months of income related to Murphy Capital (compared to two months for the September 2017 quarter), which was acquired effective August 1, 2017, three months of income related to Quadrant Capital, which was acquired effective November 1, 2017, and one month of income related to Lassus Wherley (approximately $300,000), which was acquired effective September 1, 2018, as well as increased earnings from organic growth in assets under management. The June 2018 quarter included seasonal tax preparation fees of approximately $400,000, with no such fees included in the September 2018 quarter.

John P. Babcock, President of the newly branded “Peapack Private”, the Bank’s Private Wealth Management Division, said “We continue to grow our wealth management business organically, hire experienced new colleagues and continue to pursue businesses that can add talent and expertise to our growing business.”

Loans / Commercial Banking

For the quarter ended September 30, 2018, total net loan growth was $76 million (2% for the quarter, or 8% annualized). Total commercial and industrial loans grew $111 million (10% for the quarter, or 42% annualized) to $1.18 billion at the end of the third quarter, compared to $1.07 billion at the end of the second quarter of 2018. New loan growth was funded by managed reductions in lower yielding multifamily loans (net reduction of $31 million for the quarter) and deposit growth (net increase of $136 million for the quarter).

Mr. Kennedy said, “With the launch of our Corporate Advisory Team in January 2018, we now have the capability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enabling us to provide a unique boutique level of service, giving us a competitive advantage over much of our competition.”

Mr. Kennedy also said, “The loan market continues to be extremely competitive from a structure/credit and a pricing perspective. As I have noted before, we will continue to be disciplined and not compromise our credit standards, but we will compete on price, as long as returns remain reasonable as measured by our proprietary loan pricing model.

Despite this competitive market, the Company has very strong loan pipelines heading into the fourth quarter of 2018. We expect such loans will be funded by a combination of reductions in lower yielding loans, growth in deposits, and additions of medium term FHLB advances as part of our interest rate risk management.”

Funding / Liquidity / Interest Rate Risk Management

As noted previously, the Company has actively managed its deposit base to reduce reliance on wholesale sourced deposits and/or reduce volatility or operational risk.

For the quarter ended September 30, 2018, the Company utilized its increased capital, deposit growth, and reductions in its lower yielding multifamily loan portfolio to fund C&I loan growth, reduce overnight borrowings, and increase on balance sheet liquidity (interest earning deposits and investment securities).

During the quarter ended September 30, 2018 the company’s deposit repricing betas rose as would be expected at this point in the interest rate cycle. Accordingly, the Company added $40 million of medium term FHLB advances during the September 2018 quarter as part of its interest rate risk management.

In addition to approximately $496 million of cash, cash equivalents and investment securities on its balance sheet, the Company also had approximately $1.3 billion of secured funding available from the Federal Home Loan Bank, of which $179 million was drawn as of September 30, 2018.

Mr. Kennedy noted, “The northeast market continues to be extremely competitive for deposits. The Company is focused on providing high touch client service, a key element in growing its personal and commercial core deposit base.  The Company is focused on multiple retail channels, as well as commercial channels, including its enhanced Treasury Management and Escrow offerings. Further, all our Private Bankers remain keenly focused on deposit gathering, including our new Professional Services Group, led by a seasoned commercial banker who joined us recently.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Nine Months Ended		Nine Months Ended
	September 30, 2018		September 30, 2017
	NII	NIM	NII	NIM

NII/NIM excluding the below	$83,949	2.70%	$78,752	2.68%
Prepayment premiums received on multifamily loan paydowns	1,508	0.04%	2,568	0.09%
Fees recognized on full paydowns of select C&I loans	321	0.01%	1,235	0.04%
NII/NIM as reported	$85,778	2.75%	$82,555	2.81%

	Three Months Ended		Three Months Ended		Three Months Ended
	September 30, 2018		June 30, 2018		September 30, 2017
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$27,804	2.66%	$28,186	2.72%	$27,483	2.70%
Prepayment premiums received on multifamily loan paydowns	338	0.03%	736	0.07%	1,274	0.13%
Fees recognized on full paydowns of select C&I loans	0	0.00%	321	0.03%	1,235	0.12%
NII/NIM as reported	$28,142	2.69%	$29,243	2.82%	$29,992	2.95%

Net interest income and net interest margin comparisons are shown above.

Net interest margin, after excluding the benefits summarized above, for the third quarter of 2018 decreased when compared to comparable numbers for the second quarter of 2018, and the third quarter of 2017.  The decrease from the third quarter of 2017 and the linked quarter in 2018 was due to the increase in our cost of deposits partially offset by the effect of the increased market rates on our adjustable rate assets. The issuance of $35 million of subordinated debt in mid-December 2017 negatively impacted net interest margin slightly in the September and June 2018 quarters. Also, the margin for the September 2018 quarter was negatively impacted by the payoff of two higher yielding C&I loans totaling $35 million near the end of June. One loan was scheduled to mature later in the year but paid down early, and the other loan was a special mention loan that was managed to early repayment. In both cases, the Company received payment in full.

The Company’s interest rate sensitivity models indicate that the Company’s sensitivity is relatively balanced, meaning that its net interest income remains relatively stable in a rising interest rate environment. These models contemplate the Company’s higher deposit betas experienced during the September quarter will continue. The Company believes that such betas will continue for some period of time, but then begin to level off and decline. Accordingly, the Company believes its net interest margin may continue to decline slightly over the next several quarters, but then begin to rise as betas decline, as the Company continues the reduction of its lower yielding multifamily portfolio replaced with higher yielding, adjustable rate and short duration loans, and as the Company’s deposit gathering efforts noted above have more of an effect on core deposit generation. The Company’s forecasting models indicate a net interest margin in the 3.00% range by the end of 2020, but that could certainly be adversely affected by further changes in deposit betas and by competitive forces.

Other Noninterest Income

The third quarter of 2018 included $514,000 of income related to the Company’s SBA lending and sale program, compared to $814,000 generated in the June 2018 quarter, and $493,000 in the September 2017 quarter.

The third quarter of 2018 also included $854,000 of loan level, back-to-back swap income compared to $900,000 in the June 2018 quarter and $888,000 in the September 2017 quarter.  This program provides a borrower with a degree of interest rate protection on a variable rate loan, while still providing an adjustable rate to the Company, thus helping to manage the Company’s interest rate risk, while contributing to income. The Company noted that income from both of these programs are not linear each quarter, as some quarters will be higher than others.

The September 2018 quarter included a $325,000 loss on sale of investment securities, principally related to a restructure of the investment portfolio, which will benefit future earnings.  The company replaced $20 million of lower yielding securities with higher yielding securities, without extending duration. The loss on sale will be fully offset by increased earnings in less than 12-months.

Operating Expenses

The Company’s total operating expenses were $24.28 million for the quarter ended September 30, 2018, compared to $24.94 million for the June 2018 quarter and $21.96 million for the September 2017 quarter.

Compensation and employee benefits expense for the September 2018 quarter was $16.03 million compared to $15.83 million for the June 2018 quarter, and $14.00 million for the September 2017 quarter.  When compared to the 2017 quarter, the September 2018 quarter included: three months of expense (compared to two months in the 2017 quarter) related to Murphy Capital (which closed in August 2017); three months of expense related to Quadrant Capital (which closed in November 2017); and one month of expense related to Lassus Wherley (which closed in September 2018). Strategic hiring and normal salary increases also contributed to the increase for the September 2018 quarter as compared to the September 2017 quarter. When compared to the June 2018 quarter, the September quarter included $319,000 of severance expense related to the elimination of select positions, and one month of Lassus Wherley expense, partially offset by reduced compensation expense related to the position eliminations noted just above.

Premises and equipment and other operating expense for the September 2018 quarter, when compared to the September 2017 quarter, included increased expenses due to normal operating expenses of the wealth companies acquired as noted just above. When compared to the June 2018 quarter, the September 2018 quarter included $340,000 of professional fees related to investment banking and other fees associated with the Lassus Wherley acquisition, and the June 2018 quarter included a $200,000 provision on two REO properties subsequently sold. Further, when compared to the June 2018 quarter, the September 2018 quarter included somewhat reduced expenses related to third party services, as part of the Company’s focus on expense management.

Income Taxes

The September and June 2018 quarters included a reduced Federal income tax rate due to the new tax law signed in December 2017. Also, the September 2018 quarter included a higher NJ state corporate income tax rate, as signed into law in July 2018, but effective back to January 1, 2018. The effective tax rate for the September 2018 quarter was 25.2%, compared to 24.3% for the June 2018 quarter, and 38.0% for the September 2017 quarter.

Asset Quality / Provision for Loan and Lease Losses

Nonperforming assets at September 30, 2018 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $10.8 million, or 0.24% of total assets, compared to $13.6 million, or 0.32% of total assets, at June 30, 2018 and $15.5 million, or 0.37% of total assets, at September 30, 2017.  Total loans past due 30 through 89 days and still accruing were $2.5 million at September 30, 2018, compared to $3.5 million at June 30, 2018 and $589,000 at September 30, 2017.

For the quarter ended September 30, 2018, the Company’s provision for loan and lease losses was $500,000, compared to $300,000 for the June 2018 quarter and $400,000 for the September 2017 quarter. The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) reflect, among other things, the Company’s asset quality metrics, net loan growth, net charge-offs, and the composition of the loan portfolio.

At September 30, 2018, the allowance for loan and lease losses of $37.29 million (348% of nonperforming loans and 0.98% of total loans), compared to $38.07 million at June 30, 2018 (317% of nonperforming loans and 1.02% of total loans), and $35.92 million (234% of nonperforming loans and 0.98% of total loans) at September 30, 2017.

Capital / Dividends

The Company’s capital positions in the September 2018 quarter were benefitted by net income of $10.72 million and $2.39 million of voluntary share purchases under the Dividend Reinvestment Plan. Voluntary share purchases in the Dividend Reinvestment Plan can be filled from the Company’s authorized but unissued shares and/or in the open market, at the discretion of the Company – 75,000 of the shares purchased during the September 2018 quarter were from authorized but unissued shares, while 246,941 shares were purchased in the open market.

The Bank’s regulatory capital ratios are all well above the ratios to be considered well capitalized under regulatory guidance.

On October 25, 2018, the Company’s Board of Directors declared a cash dividend of $0.05 per share payable on November 23, 2018 to shareholders of record on November 8, 2018.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.44 billion and wealth management assets under management and/or administration (AUM/AUA) of $6.4 billion as of September 30, 2018.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy.  Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its Private Wealth Management Division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2018 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in the value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;

•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2017.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2018	2018	2018	2017	2017
Income Statement Data:
Interest income	$40,163	$39,674	$37,068	$36,439	$37,491
Interest expense	12,021	10,431	8,675	7,853	7,499
Net interest income	28,142	29,243	28,393	28,586	29,992
Provision for loan and lease losses	500	300	1,250	1,650	400
Net interest income after provision for loan and lease losses	27,642	28,943	27,143	26,936	29,592
Wealth management fee income	8,200	8,126	8,367	7,489	5,790
Service charges and fees	860	873	831	837	816
Bank owned life insurance	349	345	336	341	343
Gain on loans held for sale at fair value (Mortgage banking)	87	79	94	122	141
Gain on loans held for sale at lower of cost or fair value	—	—	—	378	34
Fee income related to loan level, back-to-back swaps	854	900	252	179	888
Gain on sale of SBA loans	514	814	31	774	493
Other income	444	639	382	486	326
Securities losses, net	(325)	(36)	(78)	—	—
Total other income	10,983	11,740	10,215	10,606	8,831
Salaries and employee benefits	16,025	15,826	14,579	15,296	13,996
Premises and equipment	3,399	3,406	3,270	3,194	2,945
FDIC insurance expense	593	625	580	495	583
Other expenses	4,267	5,084	4,908	5,266	4,437
Total operating expenses	24,284	24,941	23,337	24,251	21,961
Income before income taxes	14,341	15,742	14,021	13,291	16,462
Income tax expense	3,617	3,832	3,214	2,922	6,256
Net income	$10,724	$11,910	$10,807	$10,369	$10,206

Total revenue (A)	$39,125	$40,983	$38,608	$39,192	$38,823
Per Common Share Data:
Earnings per share (basic)	$0.56	$0.63	$0.58	$0.57	$0.57
Earnings per share (diluted)	0.56	0.62	0.57	0.56	0.56
Weighted average number of common shares outstanding:
Basic	19,053,849	18,930,893	18,608,309	18,197,708	17,800,153
Diluted	19,240,098	19,098,838	18,908,692	18,527,829	18,123,268
Performance Ratios:
Return on average assets annualized (ROAA)	0.99%	1.11%	1.01%	0.98%	0.97%
Return on average equity annualized (ROAE)	9.68%	11.11%	10.54%	10.61%	11.09%
Net interest margin (tax- equivalent basis)	2.69%	2.82%	2.76%	2.78%	2.95%
GAAP efficiency ratio (B)	62.07%	60.86%	60.45%	61.88%	56.57%
Operating expenses / average assets annualized	2.24%	2.32%	2.19%	2.28%	2.10%

(A)	Total revenue includes net interest income plus total other income.
(B)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables beginning on page 19.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Nine Months Ended
	Sept 30,		Change
	2018	2017	$	%
Income Statement Data:
Interest income	$116,905	$102,288	$14,617	14%
Interest expense	31,127	19,733	11,394	58%
Net interest income	85,778	82,555	3,223	4%
Provision for loan and lease losses	2,050	4,200	(2,150)	-51%
Net interest income after provision for loan and lease losses	83,728	78,355	5,373	7%
Wealth management fee income	24,693	15,694	8,999	57%
Service charges and fees	2,564	2,402	162	7%
Bank owned life insurance	1,030	1,015	15	1%
Gain on loans held for sale at fair value (Mortgage banking)	260	279	(19)	-7%
Gain on loans held for sale at lower of cost or fair value	—	34	(34)	-100%
Fee income related to loan level, back-to-back swaps	2,006	2,635	(629)	-24%
Gain on sale of SBA loans	1,359	790	569	72%
Other income	1,465	1,172	293	25%
Securities losses, net	(439)	—	(439)	N/A
Total other income	32,938	24,021	8,917	37%
Salaries and employee benefits	46,430	38,660	7,770	20%
Premises and equipment	10,075	8,794	1,281	15%
FDIC insurance expense	1,798	1,871	(73)	-4%
Other expenses	14,259	12,035	2,224	18%
Total operating expenses	72,562	61,360	11,202	18%
Income before income taxes	44,104	41,016	3,088	8%
Income tax expense	10,663	14,888	(4,225)	-28%
Net income	$33,441	$26,128	$7,313	28%

Total revenue (A)	$118,716	$106,576	$12,140	11%
Per Common Share Data:
Earnings per share (basic)	$1.77	$1.49	$0.28	19%
Earnings per share (diluted)	1.75	1.47	0.28	19%
Weighted average number of common shares outstanding:
Basic	18,865,982	17,478,293	1,387,689	8%
Diluted	19,066,986	17,753,731	1,313,255	7%
Performance Ratios:
Return on average assets annualized (ROAA)	1.04%	0.86%	0.18%	20%
Return on average equity annualized (ROAE)	10.43%	9.94%	0.49%	5%
Net interest margin (tax- equivalent basis)	2.75%	2.81%	(0.06)%	-2%
GAAP efficiency ratio (B)	61.12%	57.59%	3.53%	6%
Operating expenses / average assets annualized	2.25%	2.02%	0.23%	11%

(A)	Total revenue includes net interest income plus total other income.
(B)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables beginning on page 19.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2018	2018	2018	2017	2017
ASSETS
Cash and due from banks	$4,792	$4,458	$4,223	$4,415	$4,446
Federal funds sold	101	101	101	101	101
Interest-earning deposits	118,111	62,231	149,192	108,931	88,793
Total cash and cash equivalents	123,004	66,790	153,516	113,447	93,340
Securities available for sale	368,554	346,790	342,553	327,633	315,112
Equity security (A)	4,673	4,710	4,746	—	—
FHLB and FRB stock, at cost	21,561	21,533	23,703	13,378	13,589
Residential mortgage (B)	562,930	567,459	567,885	577,340	605,015
Multifamily mortgage	1,289,458	1,320,251	1,366,712	1,388,958	1,441,851
Commercial mortgage	644,900	637,705	643,761	626,656	625,467
Commercial loans (B)	1,180,774	1,069,526	996,788	958,481	845,831
Consumer loans	64,478	76,509	71,580	86,277	81,671
Home equity lines of credit	59,930	55,020	64,570	67,497	68,787
Other loans	432	431	420	402	815
Total loans	3,802,902	3,726,901	3,711,716	3,705,611	3,669,437
Less: Allowances for loan and lease losses	37,293	38,066	37,696	36,440	35,915
Net loans	3,765,609	3,688,835	3,674,020	3,669,171	3,633,522
Premises and equipment	27,874	28,404	28,923	29,476	29,832
Other real estate owned	96	1,608	2,090	2,090	137
Accrued interest receivable	10,849	7,202	7,306	9,452	6,803
Bank owned life insurance	45,181	44,980	44,779	44,586	44,380
Goodwill and other intangible assets (C)	34,297	23,477	23,656	23,836	15,064
Other assets	34,011	30,845	31,202	27,478	24,553
TOTAL ASSETS	$4,435,709	$4,265,174	$4,336,494	$4,260,547	$4,176,332

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$503,388	$527,453	$536,054	$539,304	$557,117
Interest-bearing demand deposits	1,148,660	1,053,004	1,089,980	1,152,483	1,144,714
Savings	116,391	120,986	126,026	119,556	121,830
Money market accounts	1,097,630	1,051,893	1,006,540	1,091,385	1,046,997
Certificates of deposit – Retail	466,791	431,679	408,621	344,652	299,493
Certificates of deposit – Listing Service	85,241	96,644	132,321	198,383	228,758
Subtotal “customer” deposits	3,418,101	3,281,659	3,299,542	3,445,763	3,398,909
IB Demand – Brokered	180,000	180,000	180,000	180,000	180,000
Certificates of deposit – Brokered	61,193	61,254	72,614	72,591	83,788
Total deposits	3,659,294	3,522,913	3,552,156	3,698,354	3,662,697
Overnight borrowings	95,190	127,350	216,000	—	—
Federal home loan bank advances	84,000	52,898	22,898	37,898	49,898
Capital lease obligation	8,548	8,728	8,900	9,072	9,240
Subordinated debt, net	83,138	83,133	83,079	83,024	48,862
Other liabilities	51,106	33,133	31,055	28,521	25,699
TOTAL LIABILITIES	3,981,276	3,828,155	3,914,088	3,856,869	3,796,396
Shareholders’ equity	454,433	437,019	422,406	403,678	379,936
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$4,435,709	$4,265,174	$4,336,494	$4,260,547	$4,176,332
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$6.4	$5.7	$5.6	$5.5	$4.8

(A)

Represents investment in CRA Investment Fund.  This investment was classified as an equity security and carried at market, in accordance with the adoption of Accounting Standard Update 2016-01, Financial Instruments on January 1, 2018.

(B)	Includes loans held for sale at fair value and/or lower cost or market.
(C)

Includes goodwill and intangibles from the Murphy Capital Management, Quadrant Capital Management and  Lassus Wherley and Associates acquisitions completed in August 2017, November 2017 and September 2018, respectively.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2018	2018	2018	2017	2017
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	10,722	12,025	13,314	13,530	15,367
Other real estate owned	96	1,608	2,090	2,090	137
Total nonperforming assets	$10,818	$13,633	$15,404	$15,620	$15,504

Nonperforming loans to total loans	0.28%	0.32%	0.36%	0.37%	0.42%
Nonperforming assets to total assets	0.24%	0.32%	0.36%	0.37%	0.37%

Performing TDRs (A)(B)	$19,334	$18,665	$7,888	$9,514	$9,658

Loans past due 30 through 89 days and still accruing	$2,528	$3,539	$674	$246	$589

Classified loans	$51,783	$51,216	$55,945	$41,706	$44,170

Impaired loans	$31,345	$30,711	$21,223	$23,065	$25,046

Allowance for loan and lease losses:
Beginning of period	$38,066	$37,696	$36,440	$35,915	$35,751
Provision for loan and lease losses	500	300	1,250	1,650	400
Charge-offs, net	(1,273)	70	6	(1,125)	(236)
End of period	$37,293	$38,066	$37,696	$36,440	$35,915

ALLL to nonperforming loans	347.82%	316.56%	283.13%	269.33%	233.72%
ALLL to total loans	0.981%	1.021%	1.016%	0.983%	0.979%
General ALLL to total loans (C)	0.961%	0.978%	1.006%	0.969%	0.956%

(A)	Amounts reflect TDRs that are paying according to restructured terms.
(B)

Amount does not include $5.5 million at September 30, 2018, $6.9 million at June 30, 2018, $8.0 million at March 31, 2018, $8.1 million at December 31, 2017 and $9.1 million at September 30, 2017 of TDRs included in nonaccrual loans.

(C) Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	September 30,	December 31,	September 30,
	2018	2017	2017
Capital Adequacy
Equity to total assets (A)	10.24%	9.47%	9.10%
Tangible Equity to tangible assets (B)	9.55%	8.97%	8.77%
Book value per share (C)	$23.66	$21.68	$20.86
Tangible Book Value per share (D)	$21.88	$20.40	$20.03

	September 30,		December 31,		September 30,
	2018		2017		2017
Regulatory Capital – Holding Company
Tier I leverage	$423,124	9.80%	$382,870	9.04%	$365,300	8.75%
Tier I capital to risk weighted assets	423,124	11.79	382,870	11.31	365,300	10.78
Common equity tier I capital ratio to risk-weighted assets	423,122	11.79	382,868	11.31	365,298	10.78
Tier I & II capital to risk-weighted assets	543,555	15.15	502,334	14.84	450,078	13.28

Regulatory Capital – Bank
Tier I leverage	$489,308	11.34%	$448,812	10.61%	$401,988	9.63%
Tier I capital to risk weighted assets	489,308	13.65	448,812	13.27	401,988	11.86
Common equity tier I capital ratio to risk-weighted assets	489,306	13.65	448,810	13.27	401,986	11.86
Tier I & II capital to risk-weighted assets	526,601	14.69	485,252	14.34	437,904	12.92

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables beginning on page 19.

(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)

Tangible book value per share is different than book value per share because it excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables beginning on page 19.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2018	2018	2018	2017	2017
Residential loans retained	$14,412	$22,217	$11,642	$20,791	$22,322
Residential loans sold	6,717	6,488	7,672	8,282	10,596
Total residential loans	21,129	28,705	19,314	29,073	32,918
Commercial real estate	23,950	20,780	34,385	19,090	24,870
Multifamily	12,328	4,743	21,000	5,400	85,488
Commercial (C&I) loans (A) (B)	133,973	137,805	118,425	141,672	131,321
SBA	4,800	10,740	4,270	9,640	4,560
Wealth lines of credit (A)	6,100	11,560	19,238	14,800	15,200
Total commercial loans	181,151	185,628	197,318	190,602	261,439
Installment loans	1,634	1,036	1,350	802	1,967
Home equity lines of credit (A)	10,273	5,091	2,497	4,513	6,879
Total loans closed	$214,187	$220,460	$220,479	$224,990	$303,203

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2018	2017
Residential loans retained	$48,271	$141,986
Residential loans sold	20,877	20,202
Total residential loans	69,148	162,188
Commercial real estate	79,115	105,017
Multifamily	38,071	211,437
Commercial (C&I) loans (A) (B)	390,203	417,927
SBA	19,810	10,160
Wealth lines of credit (A)	36,898	37,305
Total commercial loans	564,097	781,846
Installment loans	4,020	6,188
Home equity lines of credit (A)	17,861	19,296
Total loans closed	$655,126	$969,518

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.
(B)	Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2018			September 30, 2017
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$367,955	$2,385	2.59%	$302,669	$1,564	2.07%
Tax-exempt (1) (2)	19,201	179	3.73	27,099	194	2.86

Loans (2) (3):
Mortgages	563,066	4,671	3.32	612,904	4,934	3.22
Commercial mortgages	1,960,801	18,488	3.77	2,120,360	19,879	3.75
Commercial	1,109,492	13,055	4.71	795,063	9,654	4.86
Installment	72,246	674	3.73	77,616	611	3.15
Home equity	58,082	682	4.70	67,251	653	3.88
Other	439	11	10.02	563	11	7.82
Total loans	3,764,126	37,581	3.99	3,673,757	35,742	3.89
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	95,014	418	1.76	103,103	276	1.07
Total interest-earning assets	4,246,397	40,563	3.82%	4,106,729	37,776	3.68%
Noninterest-earning assets:
Cash and due from banks	5,141			4,732
Allowance for loan and lease losses	(38,473)			(36,547)
Premises and equipment	28,216			29,996
Other assets	103,422			86,493
Total noninterest-earning assets	98,306			84,674
Total assets	$4,344,703			$4,191,403

LIABILITIES:
Interest-bearing deposits:
Checking	1,148,921	2,644	0.92%	1,128,112	1,487	0.53%
Money markets	1,065,338	3,261	1.22	1,084,009	1,580	0.58
Savings	118,996	17	0.06	120,893	16	0.05
Certificates of deposit – retail	538,985	2,545	1.89	502,637	1,864	1.48
Subtotal interest-bearing deposits	2,872,240	8,467	1.18	2,835,651	4,947	0.70
Interest-bearing demand – brokered	180,000	796	1.77	180,000	737	1.64
Certificates of deposit – brokered	61,192	394	2.58	87,095	481	2.21
Total interest-bearing deposits	3,113,432	9,657	1.24	3,102,746	6,165	0.79
Borrowings	167,153	1,038	2.48	98,114	439	1.79
Capital lease obligation	8,614	103	4.78	9,303	112	4.82
Subordinated debt	83,115	1,223	5.89	48,841	783	6.41
Total interest-bearing liabilities	3,372,314	12,021	1.43%	3,259,004	7,499	0.92%
Noninterest-bearing liabilities:
Demand deposits	495,163			538,484
Accrued expenses and other liabilities	33,943			25,807
Total noninterest-bearing liabilities	529,106			564,291
Shareholders’ equity	443,283			368,108
Total liabilities and shareholders’ equity	$4,344,703			$4,191,403
Net interest income		$28,542			$30,277
Net interest spread			2.39%			2.76%
Net interest margin (4)			2.69%			2.95%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21 % federal tax rate at September 30, 2018 and a 35 % federal tax rate at September 30, 2017.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2018			June 30, 2018
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$367,955	$2,385	2.59%	$361,537	$2,072	2.29%
Tax-exempt (1) (2)	19,201	179	3.73	20,647	181	3.51

Loans (2) (3):
Mortgages	563,066	4,671	3.32	562,460	4,708	3.35
Commercial mortgages	1,960,801	18,488	3.77	1,986,138	18,972	3.82
Commercial	1,109,492	13,055	4.71	1,047,299	12,397	4.73
Installment	72,246	674	3.73	71,933	635	3.53
Home equity	58,082	682	4.70	62,731	685	4.37
Other	439	11	10.02	450	11	9.78
Total loans	3,764,126	37,581	3.99	3,731,011	37,408	4.01
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	95,014	418	1.76	94,770	395	1.67
Total interest-earning assets	4,246,397	40,563	3.82%	4,208,066	40,056	3.81%
Noninterest-earning assets:
Cash and due from banks	5,141			4,660
Allowance for loan and lease losses	(38,473)			(38,278)
Premises and equipment	28,216			28,704
Other assets	103,422			100,385
Total noninterest-earning assets	98,306			95,471
Total assets	$4,344,703			$4,303,537

LIABILITIES:
Interest-bearing deposits:
Checking	$1,148,921	$2,644	0.92%	$1,073,108	$1,967	0.73%
Money markets	1,065,338	3,261	1.22	1,000,320	2,432	0.97
Savings	118,996	17	0.06	123,490	17	0.06
Certificates of deposit – retail	538,985	2,545	1.89	555,935	2,330	1.68
Subtotal interest-bearing deposits	2,872,240	8,467	1.18	2,752,853	6,746	0.98
Interest-bearing demand – brokered	180,000	796	1.77	180,000	804	1.79
Certificates of deposit – brokered	61,192	394	2.58	63,364	399	2.52
Total interest-bearing deposits	3,113,432	9,657	1.24	2,996,217	7,949	1.06
Borrowings	167,153	1,038	2.48	221,340	1,155	2.09
Capital lease obligation	8,614	103	4.78	8,794	106	4.82
Subordinated debt	83,115	1,223	5.89	83,099	1,221	5.88
Total interest-bearing liabilities	3,372,314	12,021	1.43%	3,309,450	10,431	1.26%
Noninterest-bearing liabilities:
Demand deposits	495,163			536,306
Accrued expenses and other liabilities	33,943			29,035
Total noninterest-bearing liabilities	529,106			565,341
Shareholders’ equity	443,283			428,746
Total liabilities and shareholders’ equity	$4,344,703			$4,303,537
Net interest income		$28,542			$29,625
Net interest spread			2.39%			2.55%
Net interest margin (4)			2.69%			2.82%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21 % federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

NINE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2018			September 30, 2017
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$356,453	$6,382	2.39%	$295,348	$4,545	2.05%
Tax-exempt (1) (2)	21,365	558	3.48	26,453	583	2.94

Loans (2) (3):
Mortgages	566,600	14,110	3.32	582,785	14,145	3.24
Commercial mortgages	1,986,497	55,868	3.75	2,080,740	56,265	3.61
Commercial	1,042,609	35,938	4.60	719,354	23,301	4.32
Commercial construction	—	—	—	128	4	4.17
Installment	75,279	1,979	3.51	72,829	1,666	3.05
Home equity	61,964	2,028	4.36	67,061	1,822	3.62
Other	448	34	10.12	520	34	8.72
Total loans	3,733,397	109,957	3.93	3,523,417	97,237	3.68
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	96,402	1,170	1.62	112,221	716	0.85
Total interest-earning assets	4,207,718	118,067	3.74%	3,957,540	103,081	3.47%
Noninterest-earning assets:
Cash and due from banks	4,831			10,297
Allowance for loan and lease losses	(37,947)			(34,655)
Premises and equipment	28,722			30,139
Other assets	100,867			78,938
Total noninterest-earning assets	96,473			84,719
Total assets	$4,304,191			$4,042,259

LIABILITIES:
Interest-bearing deposits:
Checking	$1,121,748	$6,369	0.76%	$1,078,015	$3,448	0.43%
Money markets	1,033,313	7,639	0.99	1,067,942	3,718	0.46
Savings	121,176	49	0.05	120,939	49	0.05
Certificates of deposit – retail	550,101	7,024	1.70	469,867	5,084	1.44
Subtotal interest-bearing deposits	2,826,338	21,081	0.99	2,736,763	12,299	0.60
Interest-bearing demand – brokered	180,000	2,280	1.69	180,000	2,183	1.62
Certificates of deposit – brokered	65,677	1,222	2.48	91,158	1,465	2.14
Total interest-bearing deposits	3,072,015	24,583	1.07	3,007,921	15,947	0.71
Borrowings	158,612	2,563	2.15	78,704	1,096	1.86
Capital lease obligation	8,789	316	4.79	9,456	341	4.81
Subordinated debt	83,086	3,665	5.88	48,809	2,349	6.42
Total interest-bearing liabilities	3,322,502	31,127	1.25%	3,144,890	19,733	0.84%
Noninterest-bearing liabilities:
Demand deposits	523,620			524,805
Accrued expenses and other liabilities	30,533			22,262
Total noninterest-bearing liabilities	554,153			547,067
Shareholders’ equity	427,536			350,302
Total liabilities and shareholders’ equity	$4,304,191			$4,042,259
Net interest income		$86,940			$83,348
Net interest spread			2.49%			2.63%
Net interest margin (4)			2.75%			2.81%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21 % federal tax rate at September 30, 2018 and a 35 % federal tax rate at September 30, 2017.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Tangible Book Value Per Share	2018	2018	2018	2017	2017
Shareholders’ equity	$454,433	$437,019	$422,406	$403,678	$379,936
Less: Intangible assets, net	34,297	23,477	23,656	23,836	15,064
Tangible equity	420,136	413,542	398,750	379,842	364,872

Period end shares outstanding	19,203,727	19,007,312	18,921,114	18,619,634	18,214,759
Tangible book value per share	$21.88	$21.76	$21.07	$20.40	$20.03
Book value per share	23.66	22.99	22.32	21.68	20.86

Tangible Equity to Tangible Assets
Total assets	$4,435,709	$4,265,174	$4,336,494	$4,260,547	$4,176,332
Less: Intangible assets, net	34,297	23,477	23,656	23,836	15,064
Tangible assets	4,401,412	4,241,697	4,312,838	4,236,711	4,161,268
Tangible equity to tangible assets	9.55%	9.75%	9.25%	8.97%	8.77%
Equity to assets	10.24%	10.25%	9.74%	9.47%	9.10%

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Efficiency Ratio	2018	2018	2018	2017	2017
Net interest income	$28,142	$29,243	$28,393	$28,586	$29,992
Total other income	10,983	11,740	10,215	10,606	8,831
Less: Gain on loans held for sale
at lower of cost or fair value	—	—	—	(378)	(34)
Add: Securities losses, net	325	36	78	—	—
Total recurring revenue	39,450	41,019	38,686	38,814	38,789

Operating expenses	24,284	24,941	23,337	24,251	21,961
Less: ORE provision	28	204	—	—	—
Total operating expense	24,256	24,737	23,337	24,251	21,961

Efficiency ratio	61.49%	60.31%	60.32%	62.48%	56.62%

	For the Nine Months Ended
	Sept 30,	Sept 30,
Efficiency Ratio	2018	2017
Net interest income	$85,778	$82,555
Total other income	32,938	24,021
Less: Gain on loans held for sale
at lower of cost or fair value	—	(34)
Add: Securities losses, net	439	—
Total recurring revenue	119,155	106,542

Operating expenses	72,562	61,360
Less: ORE provision	232	—
Total operating expense	72,330	61,360

Efficiency ratio	60.70%	57.59%